Exhibit 10.1

FY27 Sales Incentive Terms and Conditions

1.Introduction
This Sales Incentive Terms and Conditions (collectively with your Individual Commission Plan (“ICP”) or other commission-based goals) (the “Plan”) outlines the terms and conditions of the Okta Fiscal Year 2027 Sales Compensation Plan. The Plan starts effective 1st February 2026. This applies to all employees (“Plan Participant,” “you” or “your”) of Okta, Inc. (“Okta” or the “Company”) eligible to participate in the Plan. In addition to your base salary, Okta will pay a sales incentive, as described in this Plan, pursuant to any ICP or other commission-based goal adopted by the Incentive Design Steering Group (the “IDSG”). Please refer to your ICP or any other document provided to you by the IDSG that includes your commission-based goal for specific information about your sales Quota and other components of your incentive compensation.
2.Plan Period and Plan Administration
The Plan Period is effective as of February 1, 2026 through January 31, 2027. The Plan remains in effect until amended or superseded by a written document approved and issued by the IDSG. The IDSG, in its sole discretion, makes all determinations with respect to this Plan, all ICPs or any other commission-based goals adopted hereunder, including but not limited to, determining goals, territories, metrics, determinations of achievement and payout under ICPs or other commission-based goals approved for a Plan Participant and any exceptions, revisions, deletions, or modifications to the Plan. Any such alterations will be communicated to the Plan Participant in writing. For the avoidance of doubt, when used in the Plan, the term writing includes email or other forms of electronic communication.
The Plan, together with any ICP or other commission-based goals approved by the IDSG from time to time for a Plan Participant, constitutes the entire agreement between the parties with respect to sales incentive compensation and supersedes all prior agreements and understandings related to sales incentive compensation, whether written or oral.
3.Eligibility and Participation
To participate in the Plan, you must meet the following criteria:

1.Be employed by Okta and must be designated as eligible by the IDSG.
2.In addition, you must, in a timely fashion, sign, date and agree to the terms of (1) the Plan; (2) the ICP Acknowledgment Form or other acknowledgement form relating to any other commission-based goals approved by the IDSG for you.
3.To be eligible for payments pursuant to this Plan and any ICP or other commission-based goals approved by the IDSG for you hereunder, you must comply with Okta’s policies, procedures and instructions, as determined by Okta in its sole discretion. You must take reasonable steps to become fully informed and knowledgeable about all Okta policies, procedures and instructions.
4.Definitions

Term	Definition
IDSG
The Incentive Design Steering Group (IDSG) has sole and absolute discretion to make all sales incentive and commission determinations for Okta and its subsidiaries. This includes, without limitation, all determinations under this Plan, any ICP, or other commission-based goals. All decisions, interpretations, and calculations made by the IDSG shall be final, conclusive, and binding upon all Participants. The IDSG, comprised of representatives from Finance, HR, Operations, and Go-To-Market leadership, maintains the authority to delegate administrative responsibilities under the Plan at its discretion.

ICP
Authorized sale of Oktaʼs Products to new or existing customers which generates Qualifying Bookings. All sales must comply with Oktaʼs revenue recognition policy, and if the structure of any contract alters the ability of Okta to recognize revenue, Okta reserves the right to reduce the value of a Sale to the amount which will be able to be recognized as revenue. In such case, during Oktaʼs approval of the proposed contract as required herein, Okta will notify you prior to any proposed contract being signed if the structure of the contract will conflict with Oktaʼs revenue recognition policy.

Qualifying Bookings
The net amount of all fees resulting from a closed Sale with a negotiated, agreed upon and bilaterally executed contract. The executed contract must be approved pursuant to Oktaʼs applicable legal and sales processes currently in place and as amended from time-to-time. In order to be considered a Qualified Booking, the start date of the contract must be within 30 days from the date of the contract is executed. To the extent the start date of the contract is delayed more than 30 days from the date the contract is executed, the executed contract will not become a Qualified Booking until 30 days prior to the start date of the contract. Qualifying Bookings can include both new customers and up-sells to existing customers (where an existing customer purchases additional user licenses, upgrades its edition, or otherwise contracts for additional fees over its initial purchase).

Incentive Eligibility
ARR: The opportunity must be accurately reflected and set to the "Closed-Won" stage within Salesforce. The transaction must result in a net-positive increase to the company's Annual Recurring Revenue (ARR). Consequently, transactions that do not contribute incremental ARR, such as flat renewals or contract downgrades are not considered eligible for incentive.
Multi-Year Backing Credit: While $0 ARR transactions generally do not trigger immediate cash commissions, they may qualify for Quota Credit under the following condition:
•Multi-Year Recognition: Transactions with a value of $0 ARR (often associated with future-dated service starts or backlog) are eligible for Multi-Year quota credit, provided they are part of a legally binding multi-year commitment.

Qualifying Booking Close Date	The date on which a closed Sale becomes a Qualified Booking and is reflected in Oktaʼs customer relationship management systems (CRM) and enterprise resource planning systems (ERP).

Quota
An individualized target for sales of Products and/or Services that sets forth Oktaʼs expectation of the Qualifying Bookings and other metrics as may be identified in your ICP to be generated by you during a specified time period.

Quota Credit
Credit calculated in accordance with the Plan to be applied towards the Commission based on Participantʼs Quota achievement and Measures specified in a Plan Document. All Credit shall be reviewable and subject to pre-approval by the IDSG.

Commission Calculations
Commissions are calculated for each measurement period based on Measures included in your Plan Document. In accordance with your Plan Document, Commissions may include base and accelerated commissions rates.

5.Commission Payment
All commission payments are subject to adjustments for a period of up to 180 days. Additionally, commission payments are subject to clawback for cancellation and/or non-payment by the customer without limitation to the aforementioned 180-days. To the extent permitted by law, the adjustments or clawback amounts to be recovered may be recovered from the Participant's future incentive payments, salary paychecks, or termination pay until fully recovered. Pursuant to any ICP or other commission-based goals adopted by the IDSG for you hereunder, the Company will pay your Commissions based on Quota attainment, calculated and paid in advance on Qualifying Bookings in the pay period following the Qualifying Booking Closed Date, each as determined in the sole discretion of the IDSG.
For detailed information on Qualifying Booking credit and how it is calculated, please review the current Okta FY27 Bookings Policy.
Commission statements will be provided electronically to Plan Participants. If you prefer a paper copy, your Incentive Plan Document is available in Xactly. All sales team members are responsible for the timely review of their commission credit statements in Xactly. Any disputes or adjustment inquiries must be submitted within 30 calendar days from the respective CRM opportunity Close Date. Dispute/adjustment requests submitted after this 30-day window are required to be submitted for GTMComp Review and shall be reviewable and subject to pre-approval by the IDSG.

6.Employee Status Changes
The impact of various employment changes on your incentive eligibility is summarized below:

Event	Impact on Commission Eligibility
New hires, promotions, and transfers
The Company will determine if and when a new hire, newly promoted or transferred employee is eligible to participate in the Plan. To the extent you transfer to a non-commission eligible position, you will be paid all Commission earned as of your official transfer date subject to applicable law.

Internal Transfer Policy (Commissionable to Non-Commissionable)
Cessation of Incentive Eligibility : Upon the effective date of a transfer from a Commissionable Role to a Non-Commissionable Role (the 'Transfer Date'), the Participantʼs participation in the Sales Incentive Plan (SIP) shall cease.
Final Participation & Payout : Participants remain eligible to receive earned commission payouts for the final performance period during which they were active in the Sales Incentive Plan (SIP). Payments will be processed in accordance with the standard payroll calendar following the close of the Participantʼs final commissionable period. The specific timing of the final payout is subject to the unique components of the Participantʼs compensation plan and the verified availability of performance data.
Recovery of Commission Deficits (Clawbacks) : In instances where a Participant has a deficit commission balance (including, but not limited to, unearned draws, returned commissions from de-booked deals, or credit adjustments) at the time of transfer, the following recovery protocols apply:
Right of Recovery : The Company reserves the right to recover the full value of the deficit balance from any subsequent compensation due to the Participant. To the maximum extent permitted by applicable local, state, or federal law, the Company may deduct the deficit amount from:
•Remaining salary paychecks in the new role.
•Bonus or variable pay earned under a different plan.
•Final termination pay (if the Participant subsequently leaves the Company).
Consent : By participating in the Sales Incentive Plan, the Participant acknowledges and consents to these recovery provisions as a condition of their incentive eligibility.

Transfers within Commission Roles
Plan Effective Dates: This is subject to the "15th of the Month" Rule.

Balance Transfers & Recoveries: Any outstanding negative balances, such as unrecouped draws or deficit carry-overs from a previous role, will transfer to the Participantʼs new role. These amounts will be deducted from the first available earnings in the new plan. Furthermore, the Participant remains responsible for any commission clawbacks related to their previous role. Such amounts will be deducted from earnings in the Participantʼs current role as they occur.

Target Incentive Change	Participants will receive a revised incentive plan document with the new variable incentive which will reflect the revised commission rates on a go-forward basis
Effective Incentive Plan Start date: 15th of the Month Rule	Participants who are hired on or before the 15th of the month, will be put on the Plan effective the first day of that month. Participants who are hired after the 15th of the month will be put on the Plan effective the first day of the next month. Participants will not be eligible for variable compensation until their Plan start date.
Terminations	Upon termination of your employment, you will be paid all earned and calculable Commission up to your termination date, if any, in accordance with the terms of your ICP and subject to applicable law. To the extent your earned Commission is not calculable on your termination date, it will be paid within a reasonable period after calculated and in accordance with the payroll schedule.

Garden Leave	Upon the start of Garden Leave, your eligibility to earn new commissions, bonuses, or variable pay immediately stops. These situations are handled on a case-by-case basis at the Companyʼs discretion. For further clarification, please contact gtmcomp@okta.com.
Quota Modifications	Okta may modify Quotas in the event a Participantʼs ability to achieve Quota as set forth in a Plan Document is materially impacted due to an extraordinary event, change in business conditions, or other significant event as determined by Okta in its sole discretion. All Quota modifications must be approved by the IDSG and the Executive Leadership of Sales. A new Plan Document will be issued to the Participant when there are quota modifications.

7.Variable Pay Leave of Absence Policy
To the extent any Participant takes a leave of absence from Okta, the Participant will be paid any Commission earned during the leave of absence in accordance with the FY27 Variable Pay Leave of Absence Policy. The IDSG, in its sole discretion, may award a split Commission on sales that are not deemed Qualifying Bookings prior to the Participant’s leave. Please refer to the FY27 Variable Pay Leave of Absence Policy for additional details regarding parental leave and other approved leaves of absence.
8.Draw Policy
A. Recoverable Draw
•Purpose and Eligibility: As part of their Incentive Compensation Plan (ICP), employees in eligible roles may receive a Recoverable Draw. This is a guaranteed advance against future commissions, designed to provide predictable income at the start of the fiscal year while systems are being configured.
•How the Draw Works: During the draw period, you will receive a pre-determined monthly draw payment on the standard commission payout schedule. This payment is an advance and is not considered earned wages until offset by commissions.

◦The Advanced Recoverable Draw will be paid back to the Company through offsets from future commissions.
◦Amounts advanced are a prepayment of wages and are not earned at the time of payment.
◦Recoverable draw payments will immediately be offset by all commissions earned including SPIFFs.
◦Once the Company recovers the total recoverable draw amount for the month, you will then be eligible to earn and be paid any additional monies you qualify for under your commission plan.
◦If the amount of commission calculated under the commission plan exceeds your draw amount, you will be paid the difference in accordance with the Company's standard commission schedule.
◦In the event of termination, Okta reserves the right to recover any unpaid draw balance from salary paychecks and termination pay until fully recovered, to the extent permitted by law.
B. Non-Recoverable Draw
•Purpose and Eligibility: A Non-Recoverable Draw is a guaranteed minimum payment provided to certain new hires to ensure income stability during their initial ramp-up period. This draw is available only to new employees in designated roles. Eligibility and the specific draw amount will be explicitly documented in the employee's official offer letter. The draw is provided for the first three (3) full calendar months of employment.
•Draw Calculation and Payment:
◦The monthly Target Incentive is calculated based on the number of days within the month.
◦If you have no earned commissions during this period, the full draw amount will be paid to you.
◦If your earned commissions are less than the non-recoverable draw, you will receive as a draw the difference between your earned commissions and the non-recoverable draw for that month.

◦If your earned commissions exceed the non-recoverable draw, you will receive no draw payment for that month.
◦Additionally, if total commissions earned during the draw period exceeds the full value of the draw, any future draw payments will cease.
◦Draw payments are aligned with commissions and paid one month in arrears.
◦At the time your employment with the Company ends, regardless of the reason, you will not need to repay the Company any amount of the draw youʼve received to date. Should you terminate during any month that you are eligible for the non-recoverable draw, your non-recoverable draw will be calculated based on the number of days worked in the month.
◦If your start date is before the 15th of the month, then your draw eligibility will commence the first of the month in which you are hired, with the first draw payment being at the end of the month following your start date.
◦If your start date is after the 15th of the month, then your draw eligibility will commence on the 1st of the month following your start date with the first draw payment being at the end of the second month following your start date.
9.Windfall Policy
The Sales Incentive Plan is based on management’s ability to accurately forecast and set realistic quotas that enable management to recognize and reward the Participant’s performance.
Unexpected scenarios, including but not limited to an un-forecasted deal or transaction where the Participant had little influence on any single deal or transaction with an opportunity amount greater than or equal to the amount of your annual or un-ramped quota, will be subject to review by the IDSG. The IDSG, in their sole discretion, will determine the amount of the incentive payable with respect to any such windfall transaction, and you may not receive standard commission rates for such deals. Options for determining such an amount include, but are not limited to, full quota credit with no quota adjustment, full quota credit with a quota adjustment, or a separate payout.

10.Plan Governance and Interpretation
In the event that any provision of this Plan shall be invalid, illegal, or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
To the extent there is any disagreement between you and Okta concerning whether a Sale has been made and, if so, the amount of the Qualifying Bookings from such Sale and/or how the Qualifying Bookings from such Sale shall be recognized and paid out to you, the IDSG shall resolve such dispute in its sole and absolute discretion.
11.Plan Changes
The IDSG has sole and absolute discretion to make all determinations under this Plan and all ICPs and other commission-based goals adopted hereunder. This includes, without limitation, the right to modify the Plan, any ICPs and other commission-based goals, and the terms and conditions applicable to the same at any point in time. Plan Participants will be provided with written notification of any changes. In the event of such changes, however, Okta will continue to apply the then-current Plan to Qualifying Bookings closed prior to the change.
The IDSG also reserves the right to modify customer account lists or territory at any time and in its sole discretion. A Participant who receives a change in accounts or territory during the Plan Period will retain all Commission earned through the effective date of the change, subject to all other terms and conditions in the Plan.
12.Rights and Restrictions
The Plan will not be deemed to give you the right to employment at Okta, nor will the Plan interfere with the right of Okta to discharge you at any time with or without cause. This Plan does not constitute a contract of employment. For United States employees, you are an “at-will” employee of Okta and may resign or be terminated from your employment with Okta at any time, with or without cause, for any reason.
You are required to comply with the Company’s policies including the Anti-Corruption Policy and Code of Conduct and are prohibited from assigning or giving any part of your compensation or any other consideration to any person or customer as an inducement or gratuity in aiding you to obtain an order, or accepting any gratuity or other consideration from third parties when engaged in sales and marketing activities. By signing each Acknowledgement Form under this Plan, you also agree that you have not and will not enter into a side agreement of any nature with a customer. Violation of these policies will be cause for appropriate disciplinary action, up to and including immediate termination.
13.Foreign Exchange Policy
For Participants employed by a foreign entity of the Company, you will receive an incentive plan with on-target payments, quotas and corresponding rates in the appropriate local currency in which you are paid. The currency conversion rate used is fixed at the beginning of the fiscal year. These rates will be reviewed and may be changed periodically by the Finance department as needed.
Wiki link: FY27 Exchange Rates
14.Governing Policies for Sales Credit and Commission
Policy Clarification Process
Participants should direct initial questions regarding policy interpretation to their direct manager. If further clarification is required, the manager must escalate the inquiry to the GTM Compensation team, which is responsible for providing all official policy interpretations to ensure consistent application across the organization.
Exception Requests
Any request for an exception to the stated policies must be formally submitted by management with a documented business justification to the Incentive Design Steering Committee. The IDSG has the sole authority to review and grant exceptions, and its decisions are final.
15.Acknowledgment
By participating in this Plan, you acknowledge and agree to the terms herein, including the Company's right to modify the Plan and the IDSG's sole discretion in all matters of incentive compensation.

16.Plan Inquiries and Interpretation
All inquiries, requests for clarification, or disputes concerning the interpretation and application of the FY27 Sales Incentive Terms and Conditions must be submitted in writing to the Global Sales Compensation Team at gtmcomp@okta.com.